Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-125679 on Form S-8 of our reports dated March 23, 2009, relating to the financial statements and financial statement schedule of Air Transport Services Group, Inc. (formerly ABX Holdings, Inc.), and subsidiaries (the “Company”) (which report expresses an unqualified opinion on those financial statements and financial statement schedule and includes explanatory paragraphs relating to the Company’s principal customer, the Company’s defined benefit plans investments whose fair values have been estimated by management in the absence of readily determinable fair values, and the Company’s adoption of Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106 and 132 (R))), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Dayton, Ohio

March 23, 2009